EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for January 2012

WHITE PLAINS, N.Y., Jan. 18, 2012 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (Nasdaq:FSC) released its January newsletter today.

Momentum Breeds Confidence

The end of 2011 marked the close of a year of growth and accomplishment for Fifth Street and a promising start to our new 2012 fiscal year. The strength of the platform we have built, and the benefits scale brings to our model, became fully evident in our 2011 performance. Year over year, our net investment income for the fiscal year ended September 30, 2011 grew by 56% - robust performance that continued in our 2012 first fiscal quarter. We anticipate net investment income per share in the $0.28 to $0.30 range for the quarter ended December 31, 2011. We achieved these results by continuing to improve the credit quality of our portfolio and enhancing the efficiency and cost effectiveness of our financing sources.

We look forward to 2012 with confidence drawn from the momentum of our results from the past year and remain confident in our ability to produce strong per share dividend levels consistent with our earnings capacity. To that end, as previously announced, Fifth Street's Board of Directors has already declared monthly dividends of $0.0958 per share for the second fiscal quarter of 2012, payable in January, February and March, respectively. In addition, we recently filed our preliminary shareholder proxy statement and, unlike many other BDCs, we are not requesting approval to sell shares below book value.

Success Despite M&A Slowdown

We continued to operate in a world of challenging credit conditions during the fourth calendar quarter of 2011. There was some evidence during the quarter that credit spreads would tighten from the wide levels experienced after sovereign debt default fears gripped the global securities markets in mid-2011. However, that tightening trend quickly evaporated and we ended December 2011 with spreads across the high yield and leveraged lending markets relatively unchanged from the peak risk premium levels experienced at the end of September 2011.

Difficult credit conditions contributed to a significant slowing of global mergers and acquisitions activity. This also resulted in a lower level of deal flow in our markets in the fourth calendar quarter. Despite lower volumes, these conditions proved to be a positive for our business model, still providing attractive opportunities to deploy capital as well as income from investment exits and refinancings.

Exits Drive Meaningful Redeployment

For the full calendar year ended December 31, 2011, we had gross originations of approximately $636 million and ended the year with 67 companies in our investment portfolio. Gross originations for the fourth calendar quarter of 2011 were approximately $95 million, of which approximately $82 million were funded at close. Exits for the quarter totaled approximately $72 million. The level of exits reflects that our portfolio has now grown to a size – and seasoned to the point – that opportunities to earn fees and redeploy capital via the recycling of existing capital are meaningful.

Significant transactions in the quarter were the IZI Medical Products, Inc. and ADAPCO, Inc. exits and the Actient Pharmaceuticals, LLC exit and related refinancing. These transactions were all exited at par and provided approximately $57 million of loan repayments available for redeployment. We ended the year within our target range of 70-80% first lien loans, a conservative level that provides us with flexibility to continue to pursue opportunities in the most attractive segments of the capital structure – whether first lien or subordinated.

Timely, Transparent Communication

This month, we have expanded our communication suite by entering into the social media space through the use of Twitter. We believe the increased frequency of communication and transparency that will result from the launch of our handle @FifthStreetFSC will be beneficial to investors, industry experts, the media, investment professionals and other interested parties wanting to know more about middle market lending and the BDC sector. Tweets may generally include thought leadership articles, relevant news and media, and company updates and announcements.

Well-Prepared for Whatever Lies Ahead

We continue to look forward confidently to 2012. Our performance is off to a strong start and we believe that we are well-positioned to benefit if credit conditions remain difficult. Opportunistic participation in deal flow along with the proactive management and recycling of our existing portfolio should produce strong performance even in a tight credit environment. In the event higher rates of growth return to our markets, we believe we are poised for greater than industry average performance due to the quality and strength of our platform, relationships and people. We look forward to keeping you updated on our progress.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Stacey Thorne, Executive Director, Investor Relations
         Fifth Street Finance Corp.
         (914) 286-6811
         stacey@fifthstreetfinance.com

         Media Contact:
         Brendan McManus
         CJP Communications
         203-254-1300 ext. 216
         CJP-FifthStreet@CJPCom.com